Exhibit 99.1

AdvanSource Biomaterials Corporation Enters into a Definitive Agreement to Sell
Substantially All of its Assets to a Subsidiary of Mitsubishi Chemical America

November 25, 2019—Wilmington, Mass.— AdvanSource Biomaterials Corporation (OTC: ASNB) (“AdvanSource” or the “Company”), a materials technology company specializing in medical grade polymers for long and short term applications, announced today that it has entered into a definitive Asset Purchase Agreement with Mitsubishi Chemical Performance Polymers, Inc. (“Mitsubishi Chemical Performance Polymers” or “MCPP”), a subsidiary of Mitsubishi Chemical America, Inc. and its shareholder, Mitsubishi Chemical Corporation, to sell substantially all of its assets to Mitsubishi Chemical Performance Polymers for a price of $7.25 million in cash (the “Transaction”).

“This transaction offers our shareholders a meaningful premium,” said Michael Adams, CEO of AdvanSource. “We are confident that Mitsubishi Chemical Performance Polymers will expand the solutions and capabilities offered to AdvanSource’s customers while maintaining the service they have come to expect.”

“The joining of AdvanSource and Mitsubishi Chemical Performance Polymers provides an excellent pathway for Mitsubishi Chemical Performance Polymers to accelerate its product development efforts and penetration into the specialty medical resins market segment,” stated Steve Gregory, President of Mitsubishi Chemical Performance Polymers. “We are excited about the possibilities this transaction will provide for Mitsubishi Chemical Performance Polymers and the medical market as it leverages core strengths of both companies and is strategically aligned to our objective to be one of the world’s leaders in medical specialty materials solutions.”

The Transaction is subject to the satisfaction or waiver of customary closing conditions, including approval by AdvanSource’s stockholders. The Transaction has been approved by the Board of Directors of both companies and is not subject to any financing conditions. The Transaction is expected to close in the first quarter of 2020. AdvanSource will continue to operate its business in the ordinary course until the Transaction closes.

The description of the Transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive Asset Purchase Agreement relating to the Transaction, a copy of which will be filed by AdvanSource with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

AdvanSource estimates that the cash value per stockholder should be approximately $0.20 per share, a 43% premium over the Company’s average closing price during the 90 trading days ending November 22, 2019.

About AdvanSource

AdvanSource develops advanced polymer materials which provide critical characteristics in the design and development of medical devices. Its biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states. Its business model leverages proprietary materials science technology and manufacturing expertise in order to expand product sales and royalty and license fee income.

AdvanSource’s technology, notably products such as ChronoFlex®, HydroMed™, and HydroThane™, have been developed to overcome a wide range of design and functional challenges, such as the need for dimensional stability, ease of manufacture and demanding physical properties to overcoming environmental stress cracking and providing heightened lubricity for ease of insertion. AdvanSource’s new product extensions customize proprietary polymers for specific customer applications in a wide range of device categories.

About Mitsubishi Chemical Performance Polymers

Mitsubishi Chemical Performance Polymers, Inc. is a specialty chemical company and direct subsidiary of Mitsubishi Chemical America, Inc., the regional headquarters in North America of Mitsubishi Chemical Corporation. The Mitsubishi Chemical Corporation group of companies operates over 350 affiliates in more than 30 countries, with annual revenue in excess of $24 billion. Leveraging its affiliates’ manufacturing capabilities and expertise in R&D, sales, and marketing, MCPP seeks to innovate in compounding polymerization and polymer modification technologies for the 21st century, with a view towards sustainability practices in a circular economy.

MCPP operates facilities in Bellevue, Ohio, Warren, Michigan, Greer, South Carolina, and Brazil. MCPP’s product portfolio includes: Tefabloc™, Thermorun™, Trexprene™ and Zelas™ thermoplastic elastomers; Modic™ functional polyolefins; Linklon™ cross-linked polyolefins; Olefista™ non-halogenated fire retardant polyolefins; Marfyflo™, Sunprene™, and Vinika™ polyvinylchloride elastomers; and BIOPBS™, DURABIO™, and Forzeas™ bio-sustainable thermoplastic resins.

MCPP’s products and expertise are used in a wide variety of specialized commercial applications in the packaging, construction, wire & cable, consumer, medical, 3d printing, and automotive industries.

Advisor and Counsel

In connection with this transaction, Mirus Securities is acting as financial advisor and Ellenoff Grossman & Schole LLP is acting as legal advisor to AdvanSource. Winston & Strawn LLP is acting as legal advisor to Mitsubishi Chemical Performance Polymers.

Additional Information About the Transaction and Where to Find It

Communications in this press release do not constitute a solicitation of any vote or approval with respect to the Transaction. AdvanSource intends to file a proxy statement with the SEC containing information about the Transaction. AdvanSource will mail a definitive proxy statement and other relevant documents after the SEC completes its review of the proxy statement. AdvanSource stockholders and other interested parties are urged to read the preliminary proxy statement and any amendments thereto and the definitive proxy statement, when it becomes available, in connection with the solicitation of proxies for the special meeting to be held to approve the Transaction, because these documents will contain important information about AdvanSource and the Transaction. The definitive proxy statement will be mailed to stockholders of AdvanSource as of a record date to be established for voting on the Transaction. Stockholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about AdvanSource without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and other filings with the SEC can also be obtained, without charge, by directing a request to: AdvanSource Biomaterials Corporation at 229 Andover St. Wilmington, MA 01887. Additionally, all documents filed with the SEC can be found on AdvanSource’s website, http://www.advbiomaterials.com.

Participants in the Solicitation

AdvanSource and its directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies of AdvanSource’s stockholders in respect of the Transaction. Information regarding AdvanSource’s directors and executive officers is available in its annual report on Form 10-K filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this release are or may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events.  Words such as “believe,” “expect,” “anticipate,” “project,” “target,” “optimistic,” “intend,” “aim,” “will”, “may” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Transaction and the proxy voting process include, but are not limited to: (i) statements about the benefits of the transaction; (ii) Mitsubishi Chemical Performance Polymers’ plans, objectives, expectations and intentions; (iii) the expected timing of completion of the Transaction; and (iv) the expected cash premium for stockholders Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties, many of which are beyond AdvanSource’s control. Actual results could differ materially if not substantially from those described in the forward-looking statements.

Important risks and other factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the Transaction, such risks and uncertainties include, among many others: (i) the risks associated with AdvanSource’s proxy statement and the proxy voting process, including uncertainty regarding whether AdvanSource stockholders will approve the Transaction; (ii) the risk that the benefits to AdvanSource and its stockholders anticipated from Transaction may not be fully realized or may take longer to realize than expected; (iii) unexpected costs, liabilities or delays in the consummation of the Transaction; (iv) the outcome of any legal proceedings related to the Transaction; (v) the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement or (viii) any of the factors in detailed in the “Risk Factors” section of AdvanSource’s filings with the SEC.

The foregoing listing of risks is not exhaustive. These risks, as well as other risks associated with the Transaction, will be more fully discussed in AdvanSource’s proxy statement to be filed with the SEC in connection with the transaction. Additional risks and uncertainties are identified and discussed in AdvanSource’s reports filed or to be filed with the SEC, including its Form 10-K, as amended, for the fiscal year ended December 31, 2018, and the proxy statement to be filed in connection with the Transaction, and are available at the SEC’s website at http://www.sec.gov. Forward-looking statements included in this press release speak only as of the date of this press release. AdvanSource undertakes and assumes no obligation, and does not intend, to update AdvanSource’s forward-looking statements, except as required by law.

Contacts

AdvanSource Biomaterials Corporation

Michael F. Adams

President and Chief Executive Officer

978-657-0075

Ext 156

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